EXHIBIT 10.2

Summit Financial Group, Inc.
Incentive Compensation Plan

December 14, 2006

Introduction:
In order to provide management with incentive to assure that the company operates to its fullest potential, the Board of Directors of Summit Financial Group, Inc. (the “Company”) has implemented various incentive programs. The Board of Directors of the Company established the Incentive Compensation Plan to reward those officers who oversee the various facets of the entire company. The basic specific performance measure for the Incentive Compensation Plan is Return on Average Equity (ROAE). This performance measure was chosen because it is widely recognized as being a core measure of the Company’s performance and uses our shareholder’s equity as a base for measurement.

Incentive Compensation Plan Criteria and Method of Calculation:
At the end of each year, the Compensation and Nominating Committee will review data and determine the ROAE level at which officers will become eligible for a bonus. During this review, the Committee will consider, among other things, the Company’s peer group data.

After determining these levels, the Compensation and Nominating Committee will determine the percentage of earnings to allocate to the bonus pool for each bonus level.

The current ROAE levels at which bonuses will be paid and corresponding percentage allocation levels to the bonus pool are as follows:

*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*

Should the Company achieve an ROAE of *% to *%, then the allocation to the bonus pool will be calculated at *% of net earnings. An allocation of *% of earnings will be made for an ROAE of *% or greater.

The Company’s ROAE will be calculated on a quarterly basis. For bonus purposes, “other comprehensive income (loss)” will not be considered when calculating average equity. The bonus pool will be established by applying the appropriate percentage to the current earnings on a quarterly basis. The bonus pool will then be divided among plan participants using the percentages shown on “Exhibit A”*.

Attached to this policy as “Exhibit A*” is the chart which represents sample calculations that would be applicable based on the above guidelines. The sample calculation is shown on an annual basis for ease of illustration. However, the Company’s Board of Directors has approved the payment of bonuses under the Incentive Compensation Plan on a quarterly basis.

Payment:
The Board of Directors or Compensation and Nominating Committee shall approve the payments under this plan on a quarterly basis.

Any items that qualify as “Extraordinary” under Generally Accepted Accounting Principals (GAAP) shall not be considered when calculating bonuses, regardless of whether these items have a positive or negative affect.

With respect to Messrs. Miller and Robertson, the Company has established an annual incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the net income budgets for their respective subsidiary banks. However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceed those payments due under these plans, then Messrs. Miller and Robertson are entitled to receive only the payments under the Incentive Compensation Plan.

In addition to the bonus pool established based on the ROAE criteria discussed above, the Company has also established a discretionary bonus pool under the Incentive Compensation Plan. Bonuses paid from the discretionary pool are paid at the sole discretion of the Chief Executive Officer and may be awarded to any employee other than the Chief Executive Officer or any other Executive Officer.

Any conflicts, ambiguities or questions of interpretation will be resolved by the Company’s Board of Directors, in its sole discretion.

* Confidential, Business Proprietary Information